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EXHIBIT 21.1


SUBSIDIARIES OF DAVEL COMMUNICATIONS, INC.


Adtec Communications, Inc.

Central Payphone Services, Inc.

Communications Central, Inc.

Communications Central of Georgia, Inc.

Davel Communications Group, Inc.

Davel Financing Company, LLC

Davel Media, Inc.

Davel Mexico, Ltd.

DF Merger Corporation

Interstate Communications, Inc.

InVision Telecom, Inc.

Peoples Acquisition Corporation

Peoples Collector's, Inc.

Peoples Telephone Company, Inc. (New York)

Peoples Telephone Company, Inc. of New Hampshire

Peoples Telephone Company of South Carolina, Inc.

PhoneTel Technologies, Inc.

PT Merger Corporation

PTC Cellular, Inc.

PTC Security Systems, Inc.

Silverado Communications Corporation

Teleleasing Enterprises, Inc.

Telink, Inc.

T.R.C.A., Inc.

Mexico: Davel de Mexico, S. de R.L. de C.V.

Mexico: Telefonos Publicos de Mexico, S. de R.L. de C.V.